FOR IMMEDIATE RELEASE

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
ANNOUNCES FIRST QUARTER ENDED NOVEMBER 30, 2004 FINANCIAL RESULTS

LINO LAKES, Minnesota, November 19, 2004 - Northern Technologies International Corporation (AMEX: NTI) announced today its operating results for its first quarter ended November 30, 2004.

The Company’s North American net sales decreased 0.2% during the three months ended November 30, 2004 as compared to the three months ended November 30, 2003 primarily as a result of a slight decrease in volume of rust and corrosion protection products and custom packaging systems sold to new and existing customers in North America.   Although cost of sales as a percentage of net sales decreased to 49.6% in the three months ended November 30, 2004 as compared to 51.7% in the three months ended November 30, 2003, each of the Company’s selling expenses, general and administrative expenses and lab and technical support expenses as a percentage of the Company’s net sales increased in the three months ended November 30, 2004 as compared to the comparable period in 2003.

The Company balance sheet remains strong.  The Company’s working capital was $2,797,429 at November 30, 2004, including $19,686 in cash and cash equivalents.  The Company did not have any outstanding debt under this facility or otherwise as of November 30, 2004.  The Company expects to meet future liquidity requirements by using its existing cash and cash equivalents combined with cash flows from future operations and distributions of earnings and technical assistance fees to the Company from its joint venture investments.

Income before income taxes decreased $195,890 to $228,320 for the three months ended November 30, 2004 compared to $424,210 for the same period in 2003.

Total net sales of all of the Company’s joint venture arrangements increased 41.9% during the three months ended November 30, 2004 as compared to the three months ended November 30, 2003 primarily as a result of an increase in demand and in the weakness of the United States dollar against foreign currency.  The Company receives fees for technical and other support services to its joint ventures based on the revenues of the individual joint ventures.  The Company recognized increased fee income for such technical and support services in the three months ended November 30, 2004 as compared to the three months ended November 30, 2003 as a result of the increase in total revenues from the joint ventures.  The Company incurs direct expenses related to its corporate joint ventures and holding companies.  Such expenses including consulting, travel, technical and marketing services to existing joint ventures, legal fees incurred in the establishment of new joint ventures, registration and promotion and legal defense of worldwide trademarks, and legal fees incurred in the filing of patent applications.  The Company incurred increased direct joint venture expenses in the three months ended November 30, 2004 as compared to the three months ended November 30, 2003 primarily as a result of increases in management and coordinator salaries, legal expenses and external consulting services.  The increased expenses related to Company efforts to build up the technical service support for the corporate joint ventures in the Beachwood, Ohio location.

About Northern Technologies International Corporation

NTIC offers expert technical service in corrosion management and unique technically superior products that prevent corrosion. The products and services primarily include proprietary volatile corrosion inhibiting products and packaging, sold under the brand name ZERUST®. NTIC provides rust and corrosion protection products and custom packaging systems for avionics, automotive, electronics, electrical, mechanical, and military applications.  Additionally, NTIC offers direct on-site technical support on rust and corrosion issues in 46 countries, and operates a marketing, distribution, and technical network through 29 joint ventures in Asia, Europe, and South America.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Northern Technologies International Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Northern Technologies International Corporation that could cause such material differences are identified and discussed from time to time in Northern Technologies International Corporation’s filings with the Securities and Exchange Commission, including those factors which are discussed in Northern Technologies International Corporation’s Annual Report on Form 10-KSB for the fiscal year ended August 31, 2003, which factors are incorporated herein by reference. Northern Technologies International Corporation undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Northern Technologies International Corporation makes on related subjects in future reports to the SEC.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS ENDED NOVEMBER 30, 2004 AND 2003

	November 30, 2004	November 30, 2003

NORTH AMERICAN OPERATIONS:
Sales	$2,533,241	$2,538,757
Cost of goods sold	1,255,148	1,313,113

Gross profit	1,278,093	1,225,644
Operating expenses:
Selling	522,571	448,340
General and administrative	711,795	588,648
Lab and technical support	225,832	204,464

	1,460,198	1,241,452
NORTH AMERICAN OPERATING LOSS	(182,105)	(15,808)
INCOME FROM ALL CORPORATE JOINT VENTURES AND HOLDING COMPANIES	396,393	431,522
INTEREST INCOME	14,032	8,491

INCOME BEFORE INCOME TAX (BENEFIT) EXPENSE	228,320	424,205
INCOME TAX (BENEFIT) EXPENSE	(119,000)	51,000

NET INCOME	$347,320	$373,205
NET INCOME PER COMMON SHARE:
Basic	$0.10	$0.10

Diluted	$0.10	$0.10

Composite financial information from the audited and unaudited financial statements of the Company’s joint ventures carried on the equity basis is summarized as follows:

	November 30, 2004	November 30, 2003

Current assets	$26,564,029	$19,839,926
Total assets	32,035,102	25,807,081
Current liabilities	11,891,785	8,721,999
Noncurrent liabilities	3,173,009	2,913,121
Joint ventures’ equity	16,970,308	14,171,961
Northern Technologies International Corporation’s share of Corporate Joint Ventures’ equity	$8,669,205	$7,305,814

	November 30, 2004	November 30, 2003

Sales	$14,679,164	$10,347,518
Gross profit	6,726,863	5,055,802
Net income	1,070,658	472,375
Northern Technologies International Corporation’s share of equity in income of Corporate Joint Ventures	$582,613	$253,152

For more information, please contact:

Matthew Wolsfeld, CFO, Northern Technologies International Corporation, (651) 784-1250